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                     May 1, 2020

       Lindsay A. Rosenwald, M.D.
       Executive Chairman, Chief Executive Officer and President
       Fortress Biotech, Inc.
       2 Gansevoort Street, 9th Floor
       New York, NY 10014

                                                        Re: Fortress Biotech,
Inc.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 17,
2020
                                                            File No. 001-35366

       Dear Dr. Rosenwald:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Mark F. McElreath, Esq.